EXHIBIT 23.2

[Letterhead]

Deloitte &
Touche LLP

111 S. Wacker Drive
Chicago, Illinois 60606-4301

USA

Tel: +1 312 486 1000

Fax: +1 312 486 1486

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of the John Deere Savings and Investment Plan on Form S-8 of our report relating to the financial statements and financial statement schedule of Deere & Company and subsidiaries, and management’s report of the effectiveness of internal control over financial reporting dated December 18, 2006, appearing in the Annual Report on Form 10-K of Deere & Company and subsidiaries for the year ended October 31, 2006 and our report dated February 27, 2007 appearing in the Annual Report on Form 11-K of the John Deere Savings and Investment Plan for the year ended October 31, 2006.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

February 27, 2007

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